Exhibit 5.1

October 31, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I am Executive Vice President, General Counsel & Secretary of Computer Sciences Corporation, a Nevada corporation (the “Company”). In that capacity, I have acted as counsel to the Company in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), on or about the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the purposes of registering an additional 500,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”) to be issued in accordance with the terms of the Company’s 2010 Non-Employee Director Incentive Plan (the “Plan”).

In rendering the opinions set forth herein, I have examined the Registration Statement, the Plan and such corporate records, documents, and certificates of public officials and of officers of the Company as I have deemed relevant and necessary for the purpose of rendering this opinion. I have assumed the genuineness of all signatures, the authenticity of all documents and instruments submitted to me as originals, and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

On the basis of the foregoing, and subject to the limitations and qualifications set forth herein, I am of the opinion that the shares of Common Stock, when issued by the Company in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ William L. Deckelman, Jr.
William L. Deckelman, Jr.